Filed Pursuant to Rule 424(b)(2)
Registration No. 333-156695

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
UBS AG Floating Rate Notes due March 18, 2021 Based on USD 3-Month LIBOR	$20,000,000	$2,322
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT (To Prospectus dated January 13, 2009)

UBS AG $20,000,000 Floating Rate Notes due on March 18, 2021

Based on USD 3-Month LIBOR

Market Strategies to Complement Traditional Fixed Income Investments

Investment Description

Floating Rate Notes (the “Notes”) are senior unsecured obligations of UBS AG (“UBS”). The Notes will bear interest at a per annum rate equal to USD 3-Month LIBOR plus 1.60% per annum (the “Floating Interest Rate”), subject to a maximum interest rate of 7.0% per annum (the “Interest Rate Cap”) and a minimum interest rate of 2.0% per annum (the “Interest Rate Floor”).

Any payment on the Notes, including interest and principal at maturity, is subject to the creditworthiness of UBS.

Features

❑

Income:    The Notes will pay interest quarterly at a rate equal to the Floating Interest Rate, provided that if on any Coupon Determination Date (i) the Floating Interest Rate is less than the Interest Rate Floor, then the applicable interest rate for the related Interest Period will be equal to the Interest Rate Floor, or (ii) the Floating Interest Rate is greater than the Interest Rate Cap, then the applicable interest rate for the related Interest Period will be equal to the Interest Rate Cap.

Key Dates

Trade Date	March 15, 2011
Settlement Date	March 18, 2011
Interest Payment Dates	Quarterly, on the 18th day of March, June, September and December, commencing on June 18, 2011, during the term of the Notes (subject to adjustments, as described herein).
Maturity Date	March 18, 2021
CUSIP:	90261JGQ0
ISIN:	US90261JGQ04

Note Offering

See “Additional Information about UBS and the Notes” on page 2. The Notes we are offering will have the terms set forth in the accompanying prospectus and this pricing supplement. See “Risk Factors” beginning on page 6 of this pricing supplement for risks related to an investment in the Notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

	Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Note	100%	0%	100%
Total	$20,000,000	$0	$20,000,000

UBS Investment Bank

Pricing Supplement dated March 15, 2011

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370. You may access the prospectus on the SEC website at www.sec.gov as follows:

♦	Prospectus dated January 13, 2009:

http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Notes” refers to the Floating Rate Notes that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 13, 2009.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

Investor Suitability

The Notes may be suitable for you if:

♦	You seek an investment with interest based on USD 3-Month LIBOR and understand the complex factors that affect interest rates in general.

♦	You are willing to accept that the maximum interest rate will be equal to 7.0%.

♦	You are willing and able to hold the Notes to maturity and are aware that there may be little or no secondary market for the Notes.

♦	You are comfortable with the creditworthiness of UBS, as issuer of the Notes.

The Notes may not be suitable for you if:

♦	You seek an investment with fixed rate coupons.

♦	You are not willing to accept a maximum interest rate will be equal to 7.0%.

♦	You are unable or unwilling to hold the Notes to maturity.

♦	You seek an investment for which there will be an active secondary market.

♦	You are not familiar with the complex factors that affect interest rates.

♦	You are unable or unwilling to assume the credit risk associated with UBS, as issuer of the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Risk Factors” beginning on page 6 of this pricing supplement for risks related to an investment in the Notes.

Final Terms

Issuer	UBS AG, Jersey Branch
Calculation Agent	UBS AG, London Branch
Aggregate Principal Amount	$20,000,000
Denomination	$1,000 principal amount per Note
Minimum Investment	$1,000 (1 Note). Purchases must be in integral multiples of $1,000.
Issue Price	100% of the principal amount
Settlement Date	March 18, 2011
Maturity Date	March 18, 2021
Interest Payment Amount	The amount of interest to be paid on the Notes for an Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Interest Period and (c) a fraction, the numerator of which is the number of days in the Interest Period (calculated on the basis of a 360-day year of twelve 30-day months) and the denominator of which is 360.
Applicable Interest Rate	For each Interest Period, the Applicable Interest Rate will be the Floating Interest Rate determined on the relevant Coupon Determination Date; provided that if on any Coupon Determination Date (i) the Floating Interest Rate is less than the Interest Rate Floor, then the Applicable Interest Rate for the related Interest Period will be equal to the Interest Rate Floor or (ii) the Floating Interest Rate is greater than the Interest Rate Cap, then the Applicable Interest Rate for the related Interest Period will be equal to the Interest Rate Cap.
Floating Rate	The sum of USD 3-Month LIBOR plus the Spread, as determined as of the most recent Coupon Determination Date
USD 3-Month LIBOR

The offered rate (British Banker Association) for deposits in U.S. dollars for a period of three months, commencing on the first day of an Interest Period, which appears on Reuters Screen LIBOR01 Page (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on the Coupon Determination Date for such Interest Period. If USD 3-Month LIBOR cannot be determined on a Coupon Determination Date as described above, then USD 3-Month LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on that Coupon Determination Date, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on the first day of such Interest Period, and in a representative amount. The Calculation Agent will request the principal London office of each of these four banks to provide a quotation of its rate. If at least two quotations are provided, USD 3-Month LIBOR for that Coupon Determination Date and such Interest Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, USD 3-Month LIBOR for that Coupon Determination Date will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 A.M., in New York, New York, on that Coupon Determination Date, by three major banks selected by the Calculation Agent, beginning on the first day of such Interest Period and in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, USD 3-Month LIBOR for the relevant Coupon Determination Date and such Interest Period will be determined by the Calculation Agent, in a commercially reasonable manner and in its sole and absolute discretion.

Spread	1.60% per annum
Interest Rate Floor	2.0% per annum
Interest Rate Cap	7.0% per annum
Interest Periods	Quarterly from and including an Interest Period End Date (or the Settlement Date, in the case of the first Interest Period) to but excluding the immediately succeeding Interest Period End Date (or the Maturity Date in the case of the final Interest Period).
Interest Period End Dates	The 18th day of each March, June, September and December, commencing on June 18, 2011, and ending on the Maturity Date
Interest Payment Dates	The 18th day of each March, June, September and December, commencing on June 18, 2011, and ending on the Maturity Date; provided that if such day is not a business day, then interest then due shall be paid on the next succeeding business day.
Interest Reset Dates	The 18th day of each March, June, September and December, commencing on June 18, 2011, provided that if such day is not a business day, then the Interest Reset Date will be the next succeeding business day.
Coupon Determination Date

For each Interest Period, the second London Banking day immediately preceding the relevant Interest Reset Date (or, in the case of the initial Interest Period, the second London Banking day immediately preceding the Settlement Date).

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London and on which dealings in U.S. dollars are transacted in the London interbank market.

Record Dates	The business day immediately prior to the relevant Interest Payment Date.
Daycount Basis	30/360
Business Day Convention	Following Unadjusted
CUSIP:	90261JGQ0
ISIN:	US90261JGQ04
Listing	None

Summary

This pricing supplement describes terms that will apply generally to the Notes. This pricing supplement should be read in connection with the accompanying prospectus.

Floating Rate Notes

The Floating Rate Notes (the “Notes”) are medium-term notes issued by UBS AG that pay interest quarterly in arrears at a rate per annum (the “Applicable Interest Rate”) equal to the sum of USD 3-Month LIBOR plus a Spread of 1.60% per annum (the “Floating Interest Rate”); provided that if on the relevant Coupon Determination Date (i) the Floating Interest Rate is less than 2.0% per annum (the “Interest Rate Floor”), then the Applicable Interest Rate for the related Interest Period will be equal to the Interest Rate Floor or (ii) the Floating Interest Rate is greater than 7.0% per annum (the “Interest Rate Cap”), then the Applicable Interest Rate for the related Interest Period will be equal to the Interest Rate Cap.

The Notes are senior unsecured obligations of UBS AG that rank equally with its other unsecured unsubordinated obligations.

Interest on the Notes will be based on the Applicable Interest Rate, payable quarterly in arrears on the 18th day of each March, June, September and December, commencing on June 18, 2011 (each such date, an “Interest Period End Date”); provided that if such day is not a business day, interest will be paid on the immediately succeeding business day (an “Interest Payment Date”) and no additional interest will accrue in respect of the delay. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, June 18, 2011. Each subsequent Interest Period will begin on, and include, the Interest Period End Date for the preceding Interest Period and end on, but exclude, the immediately succeeding Interest Period End Date. The final Interest Period will end on, but exclude, the Maturity Date.

The Coupon Determination Date for each Interest Period will be the second London Banking immediately preceding the relevant Interest Reset Date (or, in the case of the initial Interest Period, the second London Banking immediately preceding the Settlement Date).

The amount of interest to be paid on the Notes for any Interest Period is equal to the product of (a) the principal amount of the Notes, (b) the Applicable Interest Rate for that Interest Period and (c) a fraction, the numerator of which is the number of days in the Interest Period (calculated on the basis of a 360-day year of twelve 30-day months) and the denominator of which is 360.

Can you sell the Notes back to us?

Although we are not obligated to do so, our current practice is to quote you a price to purchase your Notes upon request. However, any purchase price we quote you prior to redemption at maturity will take into consideration then-current market conditions and expectations of future payments on the Notes, among other things, and, as a result, the purchase price at which we would repurchase your Notes prior to maturity may be significantly less than the principal amount of the Notes. You should therefore be prepared to hold the Notes to maturity.

The Notes are part of a series.

The Notes are part of a series of debt securities entitled “Medium-Term Notes, Series A” which we may issue from time to time under our indenture, which is described in the accompanying prospectus. This pricing supplement summarizes general financial and other terms that apply to the Notes. Terms that apply generally to all Medium-Term Notes, Series A are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

The Notes may be redeemed prior to maturity.

We may redeem the Notes as described under the heading “General Terms of the Notes—Redemption Price Upon Optional Tax Redemption” and upon the occurrence of the circumstances described under the “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus.

Hypothetical examples of how the Applicable Interest Rate is calculated for Interest Periods

If on any Coupon Determination Date the Floating Interest Rate is greater than the Interest Rate Cap, then the Applicable Interest Rate for the related Interest Period will equal the Interest Rate Cap. If, on the other hand, on any Coupon Determination Date the Floating Interest Rate is less than the Interest Rate Floor, then the Applicable Interest Rate for the related Interest Period will equal the Interest Rate Floor.

The examples below are based on hypothetical levels of USD 3-Month LIBOR, the Interest Rate Cap of 7.0% per annum and the Interest Rate Floor of 2.0% and are provided for purposes of illustration only. The actual Applicable Interest Rate for any Interest Period will depend on the actual Floating Interest Rate, which will be determined on the Coupon Determination Date corresponding to such Interest Period. The results in the table below are based solely on the hypothetical examples cited, and illustrate how changes in the Floating Interest Rate affect the interest amount payable on the Notes.

USD 3-Month LIBOR	Applicable Interest Rate	Interest amount payable on an Interest Payment Date***
8.00%	7.00%*	$17.50
7.00%	7.00%	$17.50
6.00%	7.00%	$17.50
3.00%	4.60%	$11.50
2.00%	3.60%	$9.00
0.25%	2.00%**	$5.00
*	Interest is capped at the Interest Rate Cap of 7.0% per annum.

**	Interest is subject to the Interest Rate Floor of 2.0% per annum.

***	The interest amount payable on an Interest Payment Date per $1,000 Note is equal to: $1,000 × Applicable Interest Rate, converted to a decimal equivalent, ×, for purposes of the examples above, (90/360).

Fluctuations in the Floating Interest Rate make the Applicable Interest Rate on the Notes for any Interest Period difficult to predict and, as a result, your effective return on the Notes may be lower than anticipated for one or more Interest Periods.

Historical Levels of USD 3-Month LIBOR

We have included the following graph of the historical behavior of USD 3-Month LIBOR for the period March 1, 2001 to March 11, 2011, for your reference. Past movements of USD 3-Month LIBOR are not indicative of future levels or the future behavior of USD 3-Month LIBOR.

Source: Bloomberg Financial Systems

Risk Factors

Your investment in the Notes will involve risks. The Notes are not secured debt. This section describes some of the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus, before investing in the Notes.

The Notes are intended to be held to maturity. Changes in prevailing interest rates could result in a substantial loss to you if you sell your Notes in any secondary market that may develop prior to maturity.

You will receive at least the minimum payment of 100% of the principal amount of your Notes only if you hold your Notes to maturity, unless we elect to redeem the Notes prior to maturity, in which case you will receive the relevant redemption price as described under the heading “Description of Debt Securities We May Offer — Optional Tax Redemption” in the accompanying prospectus. If you choose to sell your Notes in the secondary market prior to maturity, the trading value of the Notes will be affected by factors that interrelate in complex ways, including the level and direction of USD 3-Month LIBOR, the time remaining to the maturity of the Notes, the creditworthiness of UBS AG and the availability of comparable instruments. In particular, to the extent that the Applicable Interest Rates would result in an effective rate lower than that of a comparable instrument, the trading price of the Notes may be adversely affected. You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may receive a dollar price less than 100% of the applicable principal amount of Notes sold.

The amount of your interest payments on the Notes for any Interest Period is not predictable and will be capped in periods where the Floating Interest Rate exceeds the Interest Rate Cap.

The amount of interest payable on the Notes for any Interest Period is unpredictable as it will be affected by levels of USD 3-Month LIBOR, which forms a part of the Floating Interest Rate. There are multiple factors that have and will continue to impact USD 3-Month LIBOR. If the Floating Interest Rate on any Coupon Determination Date is greater than the Interest Rate Cap, the amount of interest payable for the relevant Interest Period will be capped at the Interest Rate Cap. Fluctuations in USD 3-Month LIBOR may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated.

Information about historical values may not be indicative of future values.

The historical levels included above in “Historical Levels of USD 3-Month LIBOR” have been furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in USD 3-Month LIBOR that may occur in the future. There are multiple factors that have and will continue to impact USD 3-Month LIBOR and fluctuations in USD 3-Month LIBOR, and therefore the Floating Interest Rate, may make the value of the Notes difficult to predict and more volatile than conventional fixed or floating interest rate debt securities and can result in effective returns to investors that are lower than anticipated. Such factors include:

♦	movements in USD 3-Month LIBOR;

♦	general economic, financial, political or regulatory conditions;

♦	changes in, and volatility of, interest rates generally;

♦	monetary policies of the Federal Reserve Bank; and

♦	inflation and expectations concerning inflation.

The market value of the Notes may be influenced by unpredictable factors.

The existence, magnitude and longevity of the risks associated with the Notes depend on factors over which we do not have any control and that cannot readily be foreseen, including, but not limited to:

♦	interest rates in the market generally;

♦	supply and demand for the Notes, including inventory positions held by UBS Securities LLC or any other market maker;

♦	economic, financial, political, regulatory or judicial events that affect financial markets or the economy generally;

♦	the time remaining to maturity;

♦	our right to redeem the Notes; and

♦	the creditworthiness and credit rating of UBS.

We expect that, generally, expectations regarding USD 3-Month LIBOR will affect the market value of the Notes more than any other single factor.

Interest rates have experienced periods of volatility and such volatility may occur in the future. Fluctuations and trends in interest rates that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur in the future. As a holder of the Notes, the amount of interest payable on the Notes for any Interest Period will be affected by changes in USD 3-Month LIBOR. Such changes may be significant and if the Floating Interest Rate on any Coupon Determination Date is greater than the Interest Rate Cap, interest will be capped at the Interest Rate Cap for the related Interest Period. Changes in USD 3-Month LIBOR result from the interaction of many factors over which we have no control.

There may not be an active trading market in the Notes, and sales prior to maturity may result in losses.

You should be willing and able to hold your Notes to maturity. There may be little or no secondary market for the Notes. We do not intend to list the Notes on any stock exchange or automated quotation system, and it is not possible to predict whether a secondary market will develop for the Notes. Even if a secondary market for the Notes develops, it may not provide significant liquidity or result in trading of Notes at prices advantageous to you. Sales in the secondary market may result in significant losses. UBS Securities LLC and other affiliates of UBS currently intend to act as market makers for the Notes, but they are not required to do so. Even if UBS Securities LLC, any of our other affiliates or any other market maker makes a market in the Notes, they may stop doing so at any time. We expect there to be little or no liquidity in the Notes. The prices we or our affiliates may offer for the Notes will be discounted to reflect costs and, among other things, changes of and volatility in interest rates in the market.

As a result, if you sell your Notes prior to maturity, you may have to do so at a discount from the initial price to public and you may suffer losses.

The price at which you purchase your notes may be higher than the price paid by other investors.

One or more Securities dealers proposes to offer the notes from time to time for sale at market prices prevailing at the time of sale, at prices related to then-prevailing prices or at negotiated prices. Accordingly, there is a risk that the price you pay for the notes will be higher than the prices paid by other investors depending on the date and time you make your purchase, from whom you purchase the notes, any related transaction cost (e.g., any brokerage commission), whether you hold your notes in a brokerage account, a fiduciary or fee-based account or another type of account, and other market factors beyond our control.

The inclusion of commissions and compensation in the initial price to public of the Notes is likely to adversely affect secondary market prices.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial price to public, since the initial price to public is likely to include, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS AG or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

UBS AG’s or its affiliates’ investments in instruments relating to interest rate swaps may adversely affect the trading value of the Notes.

We and our affiliates are active participants in interest rate swaps and other contracts as sellers, buyers, dealers, proprietary traders and agents for our customers. As described under “Use of Proceeds and Hedging” on page 11, we or one or more of our affiliates may hedge our or their interest rate exposure from the Notes by entering into various transactions. We or our affiliates may adjust these hedges at any time. These activities may adversely affect the trading value of the Notes. It is possible that we or our affiliates could receive significant returns from these hedging activities while the value of or amounts payable under the Notes may decline.

Our business activities may create conflicts of interest.

Trading activities related to short-term and long-term interest rate swaps and other instruments that may affect interest rates may be entered into on behalf of UBS, its affiliates or customers other than for the account of the holders of the Notes or on their behalf. In addition, UBS and its affiliates expect to engage in trading activities related to USD 3-Month LIBOR that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the levels of USD 3-Month LIBOR, could be adverse to the interests of the holders of the Notes.

There are potential conflicts of interest between you and the Calculation Agent.

UBS AG, London Branch, will serve as the initial Calculation Agent. UBS AG, London Branch, will, among other things, determine the Applicable Interest Rate throughout the term of the Notes. For a description of the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” on page 10. The Calculation Agent will exercise its judgment when performing its functions.

We and our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the Notes, and may do so in the future. Any such research, opinions or recommendations could affect the interest rate futures to which the Notes are linked or the market value of the Notes.

UBS and its affiliates publish research from time to time with respect to movements in interest rates generally or USD 3-Month LIBOR specifically and other matters that may influence the value of the Notes, express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates may have published research or other opinions that call into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation regarding the merits of investing in the Notes.

No current research recommendation.

Neither UBS nor any of its subsidiaries or affiliates currently publishes research on, or assigns a research recommendation to, the Notes.

Credit of UBS

The Notes are senior unsecured debt obligations of the issuer, UBS AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

The Notes are not insured by the FDIC or any other governmental agency.

The Notes are not deposit liabilities of UBS, and neither the Notes nor your investment in the Notes are insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

General Terms of the Notes

The following is a summary of the general terms of the Notes. The information in this section is qualified in its entirety by the information set forth in the accompanying prospectus. In this section, references to “holders” mean you, as owner of the Notes registered in your name, on the books that we or the trustee maintain for this purpose, and not those holders who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. As an owner of beneficial interests in the Notes, you should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described elsewhere in this pricing supplement, the following general terms will apply to the Notes:

Denominations

Your minimum investment is one Note at the principal amount. The principal amount of each Note will be $1,000.

Maturity Date

The Maturity Date for the Notes will be March 18, 2021.

Interest Payment Dates

Interest Payment Dates shall be the 18th day of each March, June, September and December, commencing on June 18, 2011, and ending with the Maturity Date, or if any such day is not a business day, then the interest shall be paid on the immediately succeeding business day.

Regular Record Dates for Interest Payments

The regular record date relating to an interest payment on the Notes shall be the business day prior to the Interest Payment Date. For the purpose of determining the holder at the close of business on a regular record date, the close of business will mean 5:00 P.M., New York City time, on that day.

Interest Reset Dates

The 18th day of each March, June, September and December, commencing on June 18, 2011, provided that if such day is not a business day, then the Interest Reset Date will be the next succeeding business day.

Coupon Determination Dates

For each Interest Period, the second London Banking Day immediately preceding the relevant Interest Reset Date (or, in the case of the initial Interest Period, the second London Banking Day immediately preceding the Settlement Date).

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London and on which dealings in U.S. dollars are transacted in the London interbank market.

Coupon

Interest on the Notes will be based on the Applicable Interest Rate, as determined by the Calculation Agent, payable quarterly in arrears on the Interest Payment Date for the applicable Interest Period. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, June 18, 2011. Each subsequent Interest Period will begin on, and include, the Interest Period End Date for the preceding Interest Period and end on, but exclude, the immediately succeeding Interest Period End Date. The final Interest Period will end on, but exclude, the Maturity Date.

”Interest Period End Date“ means the 18th day of each March, June, September and December, commencing on June 18, 2011, and ending on the Maturity Date.

The Applicable Interest Rate for any Interest Period will be the sum of USD 3-Month LIBOR plus the Spread of 1.60% per annum (the ”Floating Interest Rate“) , determined as of the relevant Coupon Determination Date for that Interest Period; provided that if on any Coupon Determination Date (i) the Floating Interest Rate is less than 2.0% per annum (the “Interest Rate Floor”) then the Applicable Interest Rate for the related Interest Period will be equal to the Interest Rate Floor or (ii) the Floating Interest Rate is greater than 7.0% per annum (the “Interest Rate Cap”), then the Applicable Interest Rate for the related Interest Period will be equal to the Interest Rate Cap:

“USD 3-Month LIBOR” means:

♦

for any Interest Period, the offered rate (British Banker Association) for deposits in U.S. dollars for a period of three months, commencing on the first day of an Interest Period, which appears on Reuters Screen LIBOR01 Page (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks) as of 11:00 a.m., London time, on the Coupon Determination Date for such Interest Period;

♦

if USD 3-Month LIBOR cannot be determined on a Coupon Determination Date as described above, then USD 3-Month LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on that Coupon Determination Date, at which deposits in U.S. dollars for a period of three months are offered to prime banks in the London interbank market by four major banks in that market selected by the Calculation Agent, beginning on the first day of such Interest Period, and in a representative amount. The Calculation Agent will request the principal London office of each of these four banks to provide a quotation of its rate. If at least two quotations are provided, USD 3-Month LIBOR for that Coupon Determination Date and such Interest Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided as described above, USD 3-Month LIBOR for that Coupon Determination Date will be the arithmetic mean of the rates for loans in U.S. dollars for a period of three months to leading European banks quoted, at approximately 11:00 A.M., in New York, New York, on that Coupon Determination Date, by three major banks selected by the Calculation Agent, beginning on the first day of such Interest Period and in a representative amount. If fewer than three banks selected by the Calculation Agent are quoting as described above, USD 3-Month LIBOR for the relevant Coupon Determination Date and such Interest Period will be determined by the Calculation Agent, in a commercially reasonable manner and in its sole and absolute discretion.

Redemption Price upon Optional Tax Redemption

We have the right to redeem the Notes in the circumstances and at the price described under “Description of Debt Securities We May Offer—Optional Tax Redemption” in the accompanying prospectus.

Manner of Payment and Delivery

Any payment on or delivery of the Notes upon redemption or at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Following Unadjusted Business Day Convention

As described in “Description of Debt Securities We May Offer—Payment Mechanics for Debt Securities” in the accompanying prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

Defeasance

Neither full defeasance nor covenant defeasance, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance,” will apply to the Notes.

Role of Calculation Agent

UBS AG, London Branch, will serve as the initial Calculation Agent. We may change the Calculation Agent after the Settlement Date without notice. The Calculation Agent will make all determinations regarding the amount of any interest payment to which you may be entitled, payments on the Notes due at maturity, business days, the Applicable Interest Rate and any other amounts payable in respect of your Notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agent.

Booking Branch

The Notes will be booked through UBS AG, Jersey Branch, as issuer.

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In connection with the sale of the Notes, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swap, futures and option transactions or purchases, purchases and sales of securities linked to USD 3-Month LIBOR or the execution of other derivative transactions with returns linked to or related to changes in USD 3-Month LIBOR both before and after the Settlement Date of the Notes. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time and payment on the Notes at maturity. See “Risk Factors” beginning on page 6 for a discussion of these adverse effects.

Certain United States Federal Income Tax Consequences

You should carefully consider, among other things, the matters set forth under “U.S. Tax Considerations” in the accompanying prospectus. The following discussion summarizes for United States holders (as defined in the accompanying prospectus) certain U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the sections “U.S. Tax Considerations” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

In the opinion of Sullivan & Cromwell LLP, the Notes should be treated as debt instruments subject to the special rules governing variable rate debt instruments for United States federal income tax purposes. We have determined, based on our determination of the issue price for your notes, that your Notes should not be treated as issued with more than a de minimis amount of original issue discount.

Under this characterization, you should include the interest payments on your Notes in ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes, and any gain or loss you recognize upon the sale or maturity of your Notes should be capital gain or loss except to the extent that such gain or loss is attributable to accrued, but unpaid interest.

You will generally recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the fair market value of the amount of cash you receive at such time and your adjusted basis in your Notes. See discussion under “U.S. Tax Considerations — Taxation of Debt Securities — Purchase, Sale and Retirement of the Debt Securities” for more information.

If the principal amount of your Notes exceeds the amount you paid for your Notes by more than a de minimis amount, you will be subject to the rules governing market discount as described under “U.S. Tax Considerations — Taxation of Debt Securities — Market Discount” in the accompanying prospectus. If you purchase the Notes at an amount that exceeds the principal amount of your Notes, you will be subject to the rules governing premium as described under “U.S. Tax Considerations — Taxation of Debt Securities — Debt Securities Purchased at a Premium” in the accompanying prospectus. The rules regarding market discount and the purchase of debt securities at a premium are complex and therefore holders are urged to consult their tax advisors regarding these rules.

Information with Respect to Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (which includes the Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. U.S. holders that are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, redemption or maturity of the Notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your gains in respect of your investment in the Notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting. Please see the discussion under “U.S. Tax Considerations” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes. In addition, pursuant to recently enacted legislation, payments on the Notes made to corporate U.S. holders after December 31, 2011 may be subject to information reporting and backup withholding.

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of the pricing supplement related to the Notes. UBS Securities LLC, in turn, will agree to sell to one or more other securities dealers, and such other securities dealers will agree to purchase from UBS Securities LLC, all or a portion of such aggregate principal amount of the Notes at discounts from the original issue price at varying levels up to the underwriting discount set forth on the front cover of this pricing supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. As described in more detail under “Use of Proceeds and Hedging,” we or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes. UBS Securities LLC and/or its affiliate may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS may use this pricing supplement and the accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this pricing supplement and the accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this pricing supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement and the accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement is accurate as of any date other than the date on the front of the document.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Before investing, you should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov or by calling toll-free 1-800-722-7370.